EXHIBIT 10.168

                                   ASSIGNMENT



         KNOW ALL THESE MEN BY THESE PRESENTS:

         THIS ASSIGNMENT is made and entered into by and between NuOasis Gaming, Inc., a Delaware corporation ("Assignor"), and Nona Morelli's II, Inc., a Colorado corporation ("Assignee").

         WITNESSETH: That for and in Consideration of Ten Dollars ($10) and other good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby bargains, sells, grants and conveys unto Assignee, all of Assignor's right, title and interest in the Seven Million five Hundred Thousand (7,500,000) shares of common stock of Casino Management of America Inc., a Utah corporation (the "CMA shares"), to have and to hold forever. Assignor warrants that it has the power and authority, and does hereby sell and transfer the CMA Shares to Assignee.

         IN WITNESS WHEREOF, I have caused this instrument to be executed effective the 5th day of May 1997.

                              "Assignor"
                              NuOasis Gaming, Inc., a Delaware corporation

                              By:  /S/       JOSEPH MONTEROSSO
                                   --------------------------------------------
                                   Name:     Joseph Monterosso

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